Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications
404-715-2554

Delta Air Lines Elects Karl J. Krapek and Kenneth B. Woodrow to Board of
Directors; George M.C. Fisher Retires from Board

ATLANTA,   July 2, 2004 – Delta Air Lines (NYSE:DAL) today announced the election of Karl J. Krapek and Kenneth B. Woodrow to its Board of Directors, effective immediately.

     “We are delighted to have Karl Krapek and Ken Woodrow join our Board of Directors,” said Delta’s non-executive Chairman of the Board John F. Smith, Jr. “Their business experience, financial acumen and leadership skills will expand the depth and range of Delta’s already strong and independent Board.”

     Krapek, 55, retired as president and chief operating officer of United Technologies Corporation (UTC) in January 2002. During his 20 year career with UTC, Krapek served in several management positions, including president of Otis Elevator Company; chairman, president and CEO of Carrier Corporation; president and CEO of Pratt & Whitney; and executive vice president of UTC.

     Krapek serves on the Board of Directors of Lucent Technologies, Inc., Prudential Financial, Inc., and Visteon Corporation. He also serves as vice-chairman of the Board of Trustees of the Connecticut State University System and chairs its Finance and Administration Committee.

     He is a graduate of Kettering University with a bachelor’s degree in Industrial Engineering. He earned a master’s degree in Industrial Administration from Purdue University.

     Woodrow, 59, retired as vice chairman of Target Corporation (Target) in December 2000. During his 29 year career with Target, Woodrow served in several management positions, including vice president of Distribution Services, senior vice president of Administration, vice chairman and chief financial officer, and president of Target Stores.

     Woodrow serves on the Board of Directors of Duane Reade, Inc., and Shock Doctor, Inc. He also serves as chairman of the Board of Trustees of Hamline University, and as a trustee of Groves Academy.

     He is a graduate of Yale University with a bachelor’s degree in Economics. He earned a master’s degree in business administration from Harvard University.

     Separately, Delta announced that George M.C. Fisher, 63, will retire from the Board of Directors, effective immediately.

     “During his five years as a Board member, George Fisher made many contributions to Delta,” said Smith. “On behalf of the Board of Directors, management and Delta employees, I would like to express our sincere appreciation for his outstanding service.”

     Delta Air Lines is proud to celebrate its 75th anniversary in 2004. Delta is the world’s second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 497 destinations in 86 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta’s marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam, Northwest Airlines, Continental Airlines and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please visit delta.com.

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